Exhibit10(b)

UNION PACIFIC CORPORATION

GRANT NOTICE FOR 2021 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION

FOR GOOD AND VALUABLE CONSIDERATION, Union Pacific Corporation (the “Company”), hereby grants to Participant named below (for purposes hereof, references herein to “you” or “your” shall refer to such Participant) the nonqualified stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value $2.50 (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Union Pacific Corporation 2021 Stock Incentive Plan (the “Plan”) the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and provided to you, and, if applicable, the Union Pacific Corporation Key Employee Continuity Plan (the “Key Employee Continuity Plan”) and the Policy for Recoupment of Certain Compensation, each as amended from time to time. In addition, if you become eligible for and entitled to severance benefits under a broad-based severance pay policy of the Company that include waiver of the vesting period and/or extension of the exercise period with respect to the Option (the “Severance Policy”), the Option also shall be subject to the terms of such Severance Policy.

This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:
Grant Date:	February 8, 2024
Grant Number:
Number of Shares of Common Stock covered by Option:
Exercise Price Per Share:
Expiration Date:	February 8, 2034
Vesting Schedule:
Shares Vest Date February 8, 2025 February 8, 2026 February 8, 2027

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

By electronically accepting this Option, you acknowledge that you have received and read, and agree that this Option shall be subject to, the terms of this Grant Notice, the Plan, the Standard Terms and Conditions and, if applicable, the Key Employee Continuity Plan and/or the Severance Policy (including, but not limited to, the Key Employee Continuity Plan’s or Severance Policy’s requirement, if any, that you execute a general release of employment-related claims) and the Policy for Recoupment of Certain Compensation. You also hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Option via Company website or other electronic delivery.

YOU HAVE ONE HUNDRED AND EIGHTY (180) DAYS FROM THE GRANT DATE SET FORTH IN THIS GRANT NOTICE TO ELECTRONICALLY ACCEPT THIS AWARD AND THE STANDARD TERMS AND CONDITIONS. IF YOU DO NOT ACCEPT THIS AWARD AND THE STANDARD TERMS AND CONDITIONS IN THE APPLICABLE 180 DAY PERIOD, YOU WILL FORFEIT THE NONQUALIFIED STOCK OPTION THAT IS THE SUBJECT OF THIS AWARD.

UNION PACIFIC CORPORATION

STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTION

These Standard Terms and Conditions apply to the Option granted pursuant to the Union Pacific Corporation 2021 Stock Incentive Plan, as amended from time to time (the “Plan”), which is identified as nonqualified stock option and is evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan and, if applicable, the Key Employee Continuity Plan, the Severance Policy and/or the Policy for Recoupment of Certain Compensation, each as amended from time to time, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company (as defined below) shall include a reference to any Subsidiary. Additionally, for purposes of these Standard Terms and Conditions, references in these Standard Terms and Conditions to “you” or “your” shall refer to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”), and such Participant’s heirs and beneficiaries.

By electronically accepting the grant of the Option and these Standard Terms and Conditions, you acknowledge and agree to be bound by the following, which will survive your termination from employment and the vesting or forfeiture of the Option:

OPTION

1.         TERMS OF OPTION

Union Pacific Corporation (the “Company”), has granted to you a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Grant Notice. The exercise price per share and the other terms and conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions, the Plan and, if applicable, the Key Employee Continuity Plan, the Severance Policy and/or the Policy for Recoupment of Certain Compensation, each as amended from time to time.

2.         NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.         EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions, the Plan and, if applicable, the Key Employee Continuity Plan, the Severance Policy and/or the Policy for Recoupment of Certain Compensation, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice, these Standard Terms and Conditions, the terms of the Plan and, if applicable, the Key Employee Continuity Plan, the Severance Policy and/or the Policy for Recoupment of Certain Compensation, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, provided that (except as may be provided otherwise in Section 4 below) you remain employed with the Company and do not experience a termination of employment.

The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until you have paid the total Exercise Price for that number of shares of Common Stock. To exercise the Option (or any part thereof), you must deliver to the Company appropriate notice specifying the number of whole shares of Common Stock you wish to purchase accompanied by valid payment in the form of (i) a check, (ii) an attestation form confirming your current ownership of whole shares of Common Stock equal in value to the total Exercise Price for that number of shares of Common Stock, and/or (iii) an authorization to sell shares equal in value to the total Exercise Price for that number of shares of Common Stock. Notices and authorizations shall be delivered and all checks shall be payable to the Company’s third party stock plan administrator, or as otherwise directed by the Company.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practicable after exercise. Notwithstanding the above, for administrative or other reasons, including, but not limited to the Company’s determination that exercisability of the Option would violate any federal, state or other applicable laws, the Company may from time to time suspend your ability to exercise an Option for limited periods of time, which suspensions shall not change the period in which the Option is exercisable, except as otherwise provided in the Plan.

4.         EXPIRATION OF OPTION

Except as otherwise may be provided by the Committee consistent with the terms of the Plan, the Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Grant Notice or (b) the date specified below in Sections 4A through 4I, as applicable.

A.

If your termination of employment is by reason of death or you are determined to be disabled under the provisions of the Company’s long-term disability plan, then any vesting period with respect to the Option shall be deemed to be satisfied and the Option shall become fully vested and exercisable (by you or your estate, beneficiary or legal representative, as the case may be) at the date of such termination of employment or the first day on which you are determined to be disabled under such long-term disability plan, as the case may be, until the date that is five (5) years following the date of such termination of employment or the first day of disability as determined under such long-term disability plan, as the case may be.

B.

If you remain continuously employed with the Company until September 30, 2024, (which shall include a period of time during which you are absent from active employment in accordance with a leave of absence policy adopted by the Company), and have a termination of employment at or after attaining 62/10 Status as defined below in this Section 4B, then the Option shall be exercisable in accordance with and at the times it becomes vested, as described in the Grant Notice, notwithstanding your termination of employment with the Company, until the date that is five (5) years following the date of such termination of employment. “62/10 Status” as to a Participant means attaining: (i) age 62; and (ii) at least 10 years of vesting service. For this purpose, vesting service shall be calculated by applying the rules for determining “Vesting Service” under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (“UPC Pension Plan”), regardless of whether you were ever a participant in the UPC Pension Plan.

C.

In the event of a Change in Control that occurs prior to your termination of employment in which the acquiring or surviving company in the transaction does not assume or continue the Option upon the Change in Control, any vesting period with respect to the Option shall be deemed to be satisfied and the Option shall become fully vested and exercisable (provided that the Option may be canceled upon the consummation of the Change in Control without payment of any additional consideration if the exercise price of the Option is less than the consideration per Share payable to shareholders of the Company in such Change in Control) and you may exercise the Option not assumed or continued until the date that is five (5) years following the date of such Change in Control. If you terminate employment following such Change in Control for a reason described in 4I, any unexercised portion of the Option shall be immediately forfeited and canceled as of the date of such termination of employment.

D.

If you terminate employment and at the time of such termination of employment you are “Retirement Eligible” (i.e., at least age 65 or at least age 55 with 10 or more years of vesting service (determined as provided in Section 4B, above)), you may exercise any portion of the Option that is vested and exercisable at the time of your termination of employment until the date that is five (5) years following the date of such termination of employment.

E.

Except as provided in Section 4F hereof, in the event you terminate employment with the Company prior to becoming Retirement Eligible, and as a result of such termination of employment you are eligible for and entitled to payment of severance benefits under the provisions of a Severance Policy that include extension of the exercise period with respect to such Option, and provided you satisfy the conditions of the Severance Policy, you may exercise any portion of the Option that is vested and exercisable at the time of your termination of employment until the date established under the Severance Policy, provided that in no event will such date extend beyond the Expiration Date set forth in the Grant Notice.

F.

If your employment is involuntarily terminated by the Company (other than a termination as a result of disability determined under the provisions of the Company’s long-term disability plan, or cause or gross misconduct as determined by the Committee) within two (2) years following a Change in Control, any vesting period with respect to the Option shall be deemed to be satisfied and you may exercise the Option upon the date of such termination of employment, and the Option shall remain exercisable until the date that is three (3) years following the date of such termination of employment (or until the date that is five (5) years following the date of such termination of employment in the case of a termination of employment by reason of your death or a termination of employment described in Section 4B or Section 4D hereof). Furthermore, the Option exercise period shall be as described in Section 4A in the event you are determined to be disabled under the provisions of the Company’s long-term disability plan prior to your termination of employment described in this Section 4F.

G.

Notwithstanding the foregoing Sections 4A through 4F, if you are an Eligible Employee (within the meaning of the Key Employee Continuity Plan) in the Key Employee Continuity Plan and incur a Severance (within the meaning of the Key Employee Continuity Plan), the Option shall vest and be exercisable in accordance with the terms and conditions of the Key Employee Continuity Plan.

H.

Except as otherwise provided in the foregoing Sections 4A through 4G: (i) you may exercise any portion of the Option that is vested and exercisable at the time of your termination of employment until the date that is three (3) months following the date of such termination of employment; and (ii) any portion of the Option that is not vested and exercisable at the time of such termination of employment shall be forfeited and canceled as of the date of such termination of employment.

I.

Notwithstanding any other provision of this Section 4, if your employment is terminated by the Company for deliberate, willful or gross misconduct (as determined by the Committee), the unexercised portion of the Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such termination of employment.

5.         PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

A.         CONFIDENTIAL INFORMATION AND TRADE SECRETS

You acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any customers thereof (“Confidential Information”). You further acknowledge that the Company has certain information that derives economic value from not being known to the public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

B.         TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

You acknowledge that you developed and/or obtained, or have had and will in the future continue to have access to, one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and policies and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. You agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

C.         AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

You agree to not, unless you received prior written consent from the senior human resources officer or such other person designated in writing by the Company (hereinafter collectively referred to as the “Sr. HR Officer”), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or, except to the extent necessary to perform your job responsibilities with the Company, any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets

D.         PRIOR NOTICE OF EMPLOYMENT

You acknowledge that if you become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company, as defined in Section 5(G), it would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other person or entity to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. You agree that while you are employed by or working for the Company and for a period of one (1) year after you leave the Company, before accepting any employment or affiliation with another person or entity, you will give written notice to the Sr. HR Officer of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. HR Officer concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

E.         NON-SOLICITATION OF CUSTOMERS

In consideration for your employment with the Company, the financial and other benefits you received from that employment, and/or access to Confidential Information and/or Trade Secrets, as defined in this Agreement, you agree that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise) call on or solicit any of the Company’s customers with whom you had personal contact or about whom you received Confidential or Trade Secret information during the period from the Grant Date of this Award until the Restriction Period Termination Date (or, if earlier, the date your employment with the Company ceased), for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below in Section 5(G), within any State in which the Company does business.

F.         NON-SOLICITATION OF EMPLOYEES

In consideration for your employment with the Company, the financial and other benefits you received from that employment, and/or access to Confidential Information and/or Trade Secrets, as defined in this Agreement, you agree, that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise), participate in hiring or attempting to hire away a Company employee or contractor, or induce or encourage any employees or contractors of the Company to terminate their relationship with the Company, whom you worked with, managed, or supervised without prior written consent of the Sr. HR Officer.

G.        NON-COMPETITION

In consideration for your employment with the Company, the financial and other benefits you received from that employment, and/or access to Confidential Information and/or Trade Secrets, as defined in this Agreement, you agree that during employment with the Company, and for a period of one (1) year following your departure from the Company, you will not (directly or indirectly, in association with others or otherwise) engage in any activity for a competitive Business (as defined below) in which (i) the use, disclosure, or misappropriation of the Confidential Information and/or Trade Secrets you had access to or obtained during your employment with the Company may provide the competitive Business with a competitive advantage against the Company, and/or otherwise cause harm to the Company; or (ii) you would be in a position to solicit or otherwise contact, on behalf of the competitive Business, any current or prospective Company customers and clients with whom you had personal contact or about whom you learned Confidential Information and/or Trade Secrets. The foregoing includes, without limitation, engagement as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant within any State in which the Company does business. For the avoidance of doubt, the term “State” as used in this agreement shall be interpreted to include any legal territory of the United States where the Company does business, including, by way of example, the District of Columbia. Further, for purposes of these Standard Terms and Conditions, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any State in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates related to providing such services. This Section 5(G) is not intended to prevent you from engaging in any activity that is not substantially the same as or competitive with the Company’s Business.

H.        SPECIFIC STATE LAW LIMITATIONS

This Section 5 is subject to the following limitations or agreements for employees based in the specific States listed below. The Company agrees to these limitations solely for the purpose of compliance with each State’s laws. If your employment with the Company is not based in the following States, you agree that the paragraphs above apply to you in full.

(i)         For employees based in California:

(a)          Section (E) does not apply to you, except that you agree that you will be prohibited from solicitation of the Company’s clients using the Company’s trade secrets, and/or providing services for anyone other than the Company using the Company’s trade secrets.

(b)         Sections (F) and (G) do not apply to you.

(ii)       For employees based in Colorado, Section (G) does not apply to you unless your annualized cash compensation from the Company exceeds the threshold set by the Colorado Department of Labor and Employment, Division of Labor Standards and Statistics. As of 2023, this threshold was $112,500. As of 2024, this threshold is scheduled to be $123,750. If your annualized cash compensation does exceed these thresholds, Section (G) still only restricts you from engaging in any activity for a competitive Business (as defined above) in which the use, disclosure, or misappropriation of Trade Secrets you had access to or obtained during your employment with the Company may provide the competitive Business with a competitive advantage against the Company, and/or otherwise cause harm to the Company. Section (E) does not apply to you unless your annualized cash compensation from the Company exceeds the threshold set by the Colorado Department of Labor and Employment, Division of Labor Standards and Statistics. As of 2023, this threshold was $67,500. As of 2024, this threshold is scheduled to be $74,250.

(iii)       For employees based in the District of Columbia, Sections (E) and (G) do not apply to you unless you are reasonably expected to earn in a consecutive 12-month period or have earned in the preceding 12-month period, compensation greater than or equal to the threshold set by the District of Columbia Non-Compete Agreements Amendment Act of 2020, as amended. As of 2023, this threshold was $150,000, and the District of Columbia may announce a higher threshold for 2024. For purposes of this agreement, an employee based in the District of Columbia who meets this compensation threshold shall be deemed a “Highly Compensated Employee.”

(iv)       For employees based in Illinois, Section (G) does not apply to you unless (a) you earn more than $75,000 per year (or any higher amount set by the Illinois Freedom to Work Act for future years), or (b) the Company terminates, furloughs, or lays you off as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, unless enforcement of the covenant not to compete includes compensation equivalent to the your base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement. Sections (E) and (F) do not apply to you unless you (a) earn more than $45,000 per year (or any higher amount set by the Illinois Freedom to Work Act for future years), or (b) the Company terminates, furloughs, or lays you off as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, unless enforcement of the covenant not to compete includes compensation equivalent to the your base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement.

(v)         For employees based in Louisiana, you agree that the Company operates throughout the State of Louisiana, and that Section 6 therefore applies in every parish and municipality in the State.

(vi)        For employees based in Minnesota, Section (G) does not apply to you.

(vii)       Employees based in New York, Section (E) does not apply to any customer that became a customer of the Company only as a result of your independent contact and business development efforts with the customer before and independent from your employment with the Company.

(viii)      For employees based in North Dakota, Sections (E) and (G) do not apply to you.

(ix)       For employees based in Oklahoma:

(a)          Section (E) only restricts you from directly (not indirectly) engaging in calling upon or soliciting the Company’s customers with whom you had personal contact or about whom you received Confidential or Trade Secret information, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined in Section (G), within any State in which the Company does business.

(b)          Sections (F) and (G) do not apply to you.

(x)       For employees based in the State of Washington, Section (G) does not apply to you unless your annual earnings from your employment with the Company exceed the threshold established by the Washington Department of Labor and Industries pursuant to RCW 49.62.040. As of 2023, this threshold was $116,593.18. As of 2024, the Department has announced that this threshold will be $120,559.99.

6.         INJUNCTIVE RELIEF

You agree that each of the restraints contained herein is, in consideration for, and necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area, to the extent they apply in the State in which your employment with the Company is based; and that these restraints, neither individually nor in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, if you breach any one or more of the covenants contained in Section 5, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 7 and 8, shall be entitled to injunctive relief against your breach or threaten breach of said covenants, to the extent they apply in the State in which your employment with the Company is based. You and the Company further agree that, in the event that any one or more of the provisions of Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being overly broad, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.         VIOLATION OF PROMISES

You agree that if you violate any one or more of the promises set forth in Section 5 then, in lieu of or in addition to any other remedies available to Company as permitted by applicable law, all unvested Stock Options subject to this Grant shall be immediately forfeited. If at any time the Committee or the Sr. HR Officer notifies (the date such notice is provided, the “Notice Date”) the Company that they reasonably believe that you have violated any one or more of the promises set forth in Section 5, the vesting of this Grant may be suspended pending a determination of whether you violated any such provision by a tribunal as specified in Section 8 and 10. In addition, in lieu of or in addition to any remedy provided for in Section 6, at any time the Company may seek in any such proceeding that you be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments earned by or issued to you pursuant to this Grant at any time during the three (3) full fiscal years preceding the Notice Date. You agree that you will deliver such shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock and any related Dividend Equivalent Payments against any amount that might be owed to you by the Company. For the avoidance of doubt, this paragraph shall apply only to the extent the promises set forth in Section 5, is applicable in the State in which your employment with the Company is based.

GENERAL

8.         DISPUTE RESOLUTION

(i)         You and the Company each agree that any controversy, claim, or dispute arising out of or relating to these Standard Terms and Conditions or arising out of or relating to your employment relationship with the Company or any of its affiliates, the termination of such relationship, or your conduct following the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator on an individual basis only, and not in any form of class, collective, or private attorney general representative proceeding. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Family Medical Leave Act, the Age Discrimination in Employment Act of 1967, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act, the Federal Employers Liability Act, the Federal Railway Safety Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the law of contract and the law of tort. You and the Company each agree that such claims may be brought in an appropriate administrative forum, but if you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration will become immediately effective, and you and the Company each hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury.

(ii) For disputes arising under Sections 5 and 7 of these Terms and Conditions, the parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the American Arbitration Association (AAA) for prompt resolution in the State in which your employment with the Company is based, under AAA rules for employment disputes. For all other disputes within the scope of subpart (i), the parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to AAA for prompt resolution in Salt Lake City, Utah, also under AAA rules for employment disputes. In either case, there shall be a single arbitrator, chosen in accordance with AAA rules, who at such time shall be on AAA’s Judicial Panel. If there are no AAA arbitrators in the applicable State, another arbitrator shall be selected from that State or a neighboring State, but the arbitration will still be conducted in the State in which your employment with the Company is based. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages, except that the arbitrator shall have authority to issue injunctive relief to enforce the covenants in Sections 5 and 7, to the extent those covenants apply in the State in which your employment with the Company is based. The arbitrator will have no authority to order a modification or amendment of these Standard Terms and Conditions, except that if the arbitrator finds any covenant in Sections 5 and 7 of this agreement to be unenforceable as written, the arbitrator shall deem the agreement amended in order to give each such covenant its maximum effect, to the extent permitted by law in the State in which your employment with the Company is based. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney and filing fees unless otherwise agreed upon mutually by the parties or required by law. The Company shall bear the cost of the arbitrator’s fees.

(iii)         Notwithstanding the foregoing, the Company may seek injunctive relief to enforce any one or more of the covenants set forth in Sections 5 or 7 of these Terms and Conditions, in a court of competent jurisdiction, as set forth in Section 10 below. You specifically agree that a court of competent jurisdiction may enter preliminary injunctive relief to restrain violations of any of the covenants in Sections 5 or 7 of these Terms and Conditions, pending arbitration or other litigation. For the avoidance of doubt, this provision only applies to the promises set forth in Sections 5 or 7, to the extent those Sections are applicable in the State in which your employment with the Company is based.

9.         SEVERABILITY

If any provision of these Standard Terms and Conditions is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of these Standard Terms and Conditions shall remain in force and effect.

10.        CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of these Standard Terms and Conditions shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine, with the exception of Sections 5 or 7. All questions pertaining to the construction, regulation, validity, and effect of Sections 5 or 7 shall be determined in accordance with the laws of the State in which your employment with the Company is based. With respect to any claim or dispute involving your Grant and/or these Standard Terms and Conditions that is not subject to the arbitration pursuant to Section 10 hereof, other than those arising from Sections 5 or 7, you and the Company each hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah and, recognizing the appropriateness of the State of Utah for any such matters due to the Company being incorporated in Utah, you and the Company hereby agree and consent to the state and federal courts located in the county of Salt Lake City within the State of Utah as the sole and exclusive forum for resolution of any and all claims, causes of action or disputes arising out of or related to your Award and these Standard Terms and Conditions (including all terms incorporated by reference into these Standard Terms and Conditions).

11.        AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

12.        RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

13.       INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until you have made satisfactory arrangements to pay or otherwise satisfy all applicable tax withholding obligations. Unless you pay the tax withholding obligations to the Company by cash or check in connection with the exercise of the Option, tax withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company). You acknowledge that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to you (including, without limitation, future cash wages).

14.       NON-TRANSFERABILITY OF OPTION

You understand, acknowledge and agree that, except as permitted under the Plan, you may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by you during your lifetime or, following your death, by your beneficiary. The Company may cancel your Option if you attempt to assign or transfer it in a manner inconsistent with this Section 14. Your beneficiaries and anyone claiming an interest in the Option through you are subject to all of the terms and conditions applicable to you, other than the covenants set forth in Section 5.

15.       CLAWBACK AND RECOUPMENT

If you are or become a Covered Executive or Other Executive under the Company’s Policy for Recoupment of Certain Compensation, you agree that your Option, and shares issuable upon exercise of the Option, are subject to recoupment, including in connection with a financial restatement or any detrimental conduct, pursuant to and in accordance with the Company’s Policy for Recoupment of Certain Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable law, or stock exchange listing standard. No recovery of compensation under such a clawback policy shall be treated as an event giving rise to a right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company. In addition, if you are or become a Covered Executive or Other Executive under the Company’s Policy for Recoupment of Certain Compensation, you agree that that the Company shall not indemnify you against any liability or loss (including without limitation the loss of any incentive-based compensation, any payment or reimbursement for the cost of third-party insurance purchased by you to fund potential recovery obligations with respect to the Company’s Policy for Recoupment of Certain Compensation, or any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of you) incurred by you in connection with or as a result of any action taken by the Company to enforce the terms of the Company’s Policy for Recoupment of Certain Compensation (a “Clawback Proceeding”), or provide any indemnification or advancement of expenses (including attorneys’ fees) incurred by you in connection with any such Clawback Proceeding.

16.       LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither you (individually or as a member of a group) nor any beneficiary or other person claiming by, under or through you shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan, the Long Term Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Stock Units, which shares shall remain subject to the conditions set forth in these Standard Terms and Conditions. Nothing in the Plan, the Long-Term Plan, the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon you any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate your employment at any time for any reason.

17.       OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Plan and the Long-Term Plan constitute the entire understanding between you and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

18.       REVIEW PERIOD/NOTICE FOR CERTAIN EMPLOYEES

IF YOU ARE EMPLOYED BY THE COMPANY IN THE STATE OF COLORADO AND ARE SUBJECT TO THE RESTRICTIONS IN SECTIONS 5(E), (F) and (G), YOU ACKNOWLEDGE THAT YOU RECEIVED THIS AGREEMENT BEFORE THE EARLIER OF ITS EFFECTIVE DATE OR THE EFFECTIVE DATE OF ANY ADDITIONAL COMPENSATION OR CHANGE IN THE TERMS OR CONDITIONS OF EMPLOYMENT THAT PROVIDES CONSIDERATION FOR THE COVENANTS IN THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU HAVE 14 CALENDAR DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT AND THAT YOU ARE ADVISED TO CONSULT LEGAL COUNSEL PRIOR TO SIGNING IT.

IF YOU ARE EMPLOYED BY THE COMPANY IN THE DISTRICT OF COLUMBIA AS A “HIGHLY COMPENSATED EMPLOYEE,” AS DEFINED IN SECTION 5(H), YOU ACKNOWLEDGE THAT YOU HAVE HAD AT LEAST 14 CALENDAR DAYS BEFORE YOU BEGAN YOUR EMPLOYMENT TO REVIEW THIS AGREEMENT, OR IF YOU ARE A CURRENT EMPLOYEE, 14 DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT. PLEASE ALSO TAKE NOTICE THAT THE DISTRICT’S BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED LIMITS THE USE OF NON-COMPETE AGREEMENTS. IT ALLOWS EMPLOYERS TO REQUEST NON-COMPETE AGREEMENTS FROM HIGHLY COMPENSATED EMPLOYEES, AS THAT TERM IS DEFINED IN THE BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED, UNDER CERTAIN CONDITIONS. IF YOU MEET THE COMPENSATION THRESHOLDS SET FORTH IN SECTIONS 5(E) AND (G), THE COMPANY HAS DETERMINED THAT YOU ARE A HIGHLY COMPENSATED EMPLOYEE. FOR MORE INFORMATION ABOUT THE BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED, CONTACT THE DISTRICT OF COLUMBIA DEPARTMENT OF EMPLOYMENT SERVICES (DOES).

IF YOU ARE EMPLOYED BY THE COMPANY IN THE STATE OF ILLINOIS, YOU ACKNOWLEDGE THAT YOU HAVE AT LEAST 14 CALENDAR DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT AND THAT YOU ARE ADVISED TO CONSULT LEGAL COUNSEL PRIOR TO SIGNING IT.